Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

May 7, 2025

The Board of Directors

Snail, Inc.

12049 Jefferson Boulevard

Culver City, California 90230

Re:	Snail, Inc.—Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of 2,293,940 shares (the “Conversion Shares”) of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Snail, Inc., a Delaware corporation (the “Company”). All of the Conversion Shares are being registered on behalf of certain Selling Stockholders (as defined below) of the Company. The 2,293,940 Conversion Shares consist of: (i) up to 1,529,293 shares of Class A common stock that may be issued and sold to Crom Structured Opportunities Fund I, LP (“CROM”) pursuant to a Securities Purchase Agreement, dated February 21, 2025, upon conversion of an outstanding convertible promissory note (the “Crom Note”), and (ii) up to 764,647 shares of Class A common stock that may be issued and sold to Jefferson Street Capital LLC (“Jefferson Street”, together with the Crom Notes, the “Convertible Notes”) pursuant to a Securities Purchase Agreement, dated February 21, 2025, upon conversion of an outstanding convertible promissory note (the “Jefferson Street Note”). Crom and Jefferson Street are together referred to as the Selling Stockholders. The Crom Notes and the Jefferson Street Notes were acquired by the Selling Stockholders from the Company in a private placement transaction that closed on February 21, 2025.

As counsel to the Company, we have examined the Registration Statement, the Convertible Notes, and such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the filing of the Registration Statement as it relates to the Conversion Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We have assumed that, at or prior to the delivery of any of the shares of Class A common stock, there will not have occurred any change in the law or the facts affecting the validity of the shares of Class A common stock.

Based upon and subject to the foregoing, we are of the opinion that the Conversion Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Convertible Notes, including the payment of the conversion price therefor (if necessary), and the Registration Statement, will be validly issued, fully paid and nonassessable.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and the federal laws of the United States of America, as in effect on the date hereof.

Board of Directors

Snail, Inc.

May 7, 2025

We consent to the use of this opinion as an exhibit to the Registration Statement. We also consent to any and all references to us in the prospectus which is part of said Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty nor may one be inferred or implied.

Very truly yours,

/s/ Blank Rome LLP
Blank Rome LLP